Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 19, 2014, with respect to the financial statements of OnCore Biopharma, Inc., contained in Tekmira Pharmaceuticals Corporation’s definitive proxy statement on Schedule 14A filed on February 4, 2015, which is incorporated into the prospectus, as supplemented, that forms a part of Tekmira Pharmaceutical Corporation’s Registration Statement on Form S-3, as amended (File No. 333-200625), which is incorporated by reference into this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus, as supplemented, incorporated by reference into this Registration Statement.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 19, 2015